UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NETAPP, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0307520
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
495 East Java Drive,
Sunnyvale, California 94089
(Address of principal executive offices)
BYCAST INC. 2010 EQUITY INCENTIVE PLAN
INCENTIVE STOCK OPTION PLAN OF BYCAST INC.
(Full title of the plans)
Thomas Georgens
President and Chief Executive Officer
NetApp, Inc.
495 East Java Drive,
Sunnyvale, California 94089
(408) 822-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven E. Bochner, Esq.
Wilson Sonsini Goodrich & Rosati, P. C.
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☑ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	Registered (1)	share	price	registration fee
Common Stock (par value $0.001) reserved under the Bycast Inc. 2010 Equity Incentive Plan (2)	67,515	$34.05 (4)	$2,298,886 (4)	$163.91
Common Stock (par value $0.001) reserved under the Incentive Stock Option Plan of Bycast Inc. (3)	164,847	$9.40 (4)	$1,549,562 (4)	$110.48

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Includes shares of Common Stock issuable upon exercise of stock options granted pursuant to the Bycast Inc. 2010 Equity Incentive Plan, which was assumed by the Registrant on May 13, 2010 pursuant to that certain Arrangement Agreement, dated as of April 6, 2010, by and among the Registrant, 7517025 Canada Ltd., Bycast Inc. and 0877638 B.C. Ltd., as the Equityholder Representative.

(3)	Includes shares of Common Stock issuable upon exercise of stock options granted pursuant to the Incentive Stock Option Plan of Bycast Inc., which was assumed by the Registrant on May 13, 2010 pursuant to that certain Arrangement Agreement, dated as of April 6, 2010, by and among the Registrant, 7517025 Canada Ltd., Bycast Inc. and 0877638 B.C. Ltd., as the Equityholder Representative.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are based upon the weighted average exercise price of options assumed by the Registrant on May 13, 2010 pursuant to that certain Arrangement Agreement, dated as of April 6, 2010, by and among the Registrant, 7517025 Canada Ltd., Bycast Inc. and 0877638 B.C. Ltd., as the Equityholder Representative.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
          The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registration Information and Employee Plan Annual Information.
          The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available upon written or oral request to: NetApp, Inc., Attn: General Counsel, 495 East Java Drive, Sunnyvale, CA 94089, Tel: 408.822.6000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          NetApp, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, filed with the Commission on June 18, 2010, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Registrant’s Current Report on Form 8-K, filed with the Commission on May 13, 2010;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on May 27, 2010; and

(d)	The Registrant’s Registration Statement No. 000-27130 on Form 8-A filed with the Commission on November 1, 1995, which contains a description of the terms, rights and provisions applicable to the Registrant’s Common Stock.
          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel
          Not applicable.
Item 6. Indemnification of Directors and Officers
          Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award (or a corporation’s board of directors to grant) indemnification to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IX of the Registrant’s Certificate of Incorporation provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of their fiduciary duties to the Registrant and its stockholders. This provision does not eliminate any director’s fiduciary duties, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Such provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
          Article VII of the Registrant’s Bylaws provides for indemnification of its directors to the fullest extent authorized by General Corporation Law of the State of Delaware. The Registrant’s Bylaws also provide that:
•	The Registrant is required to advance the expenses, as incurred, of any such individual in connection with defending a proceeding, action or suit by reason of such individual’s serving on behalf of and at the Registrant’s request, except that such officer or director shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification arrangements with any person other than a director who is made a party to any action, suit or proceedings by reason of the fact that he is or was an officer or employee of the Registrant; and

•	The Registrant may not retroactively amend the Bylaw provisions described above to reduce its indemnification obligations to its directors, officers, employees and agents.
          In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers to provide for the maximum indemnification allowed to directors and executive officers by Section 145 of the General Corporation Law of the State of Delaware and which allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
Item 7. Exemption from Registration Claimed
          Not applicable.
Item 8. Exhibits

Exhibit
Number	Documents

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on the signature page.

99.1	Bycast Inc. 2010 Equity Incentive Plan.

99.2	Incentive Stock Option Plan of Bycast Inc.

Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 18, 2010.

NetApp, Inc.
By:	/s/ THOMAS GEORGENS
Thomas Georgens
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Thomas Georgens and Steven J. Gomo, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ THOMAS GEORGENS	President and Chief Executive Officer, Director	June 18, 2010
(Thomas Georgens)	(Principal Executive Officer)

/s/ DANIEL J. WARMENHOVEN	Executive Chairman of the Board	June 18, 2010
(Daniel J. Warmenhoven)

/s/ STEVEN J. GOMO	Executive Vice President of Finance and Chief	June 18, 2010
(Steven J. Gomo)	Financial Officer (Principal Financial Officer)

	Director	June 18, 2010
(Donald T. Valentine)

Signatures	Title	Date

/s/ MARK LESLIE	Director	June 18, 2010
(Mark Leslie)

	Director	June 18, 2010
(Nicholas G. Moore)

	Director	June 18, 2010
(George T. Shaheen)

/s/ ROBERT T. WALL	Director	June 18, 2010
(Robert T. Wall)

/s/ JEFFRY R. ALLEN	Director	June 18, 2010
(Jeffry R. Allen)

/s/ ALAN EARHART	Director	June 18, 2010
(Alan Earhart)

/s/ T. MICHAEL NEVENS	Director	June 18, 2010
(T. Michael Nevens)

	Director	June 18, 2010
(Gerald Held)

EXHIBIT INDEX

Exhibit
Number	Documents

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on the signature page.

99.1	Bycast Inc. 2010 Equity Incentive Plan.

99.2	Incentive Stock Option Plan of Bycast Inc.